Exhibit 23.01


[Peterson Sullivan PLLC Letterhead]



                          INDEPENDENT AUDITORS' CONSENT



We hereby consent to the inclusion in this post-effective amendment no. 1 to the registration statement on Form SB-2/A (No. 333-106839) of Essential Innovations Technology Corp. of our report dated January 9, 2004, on our audit of the consolidated balance sheet of Essential Innovations Technology Corp. as of October 31, 2003, and the related consolidated statements of operations, stockholders' deficit and comprehensive loss, and cash flows for the year then ended and for the period from February 9, 2001 (date of inception) to October 31, 2003. We also consent to the references to our firm under the caption "Experts."

/s/ Peterson Sullivan PLLC

December 20, 2004
Seattle, Washington